UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) July 26, 2007

ZILA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-17521	86-0619668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5227 North 7th Street, Phoenix, Arizona 85014-2800

(Address of Principal Executive Offices)
(602) 266-6700

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-99.1

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On July 26, 2007, Lawrence A. Gyenes resigned his position as Chief Financial Officer of Zila, Inc. (the “Company”), effective July 31, 2007, to pursue other interests. In connection with Mr. Gyenes’ resignation, on July 30, 2007, the Company entered into a Severance Agreement and Release (the “Severance Agreement”) with Mr. Gyenes that provides for, among other things, the following:
•	the Company will pay $150,000, less applicable withholdings, to Mr. Gyenes over a period of six months according to the Company’s regular payroll schedule;

•	the Company will pay for COBRA coverage for Mr. Gyenes for 12 months following resignation;

•	the Company will pay the expense of moving Mr. Gyenes’ personal property to New Jersey and reimburse Mr. Gyenes for all relocation expenses properly submitted for his move to Arizona;

•	all restrictions on a prior grant of 50,000 shares of restricted stock will be lifted and a stock certification for such shares, less the number of shares required for applicable withholdings, will be issued to Mr. Gyenes; and

•	that certain Offer Letter, dated March 6, 2007, by and between the Company and Mr. Gyenes will be terminated.
The Severance Agreement will also contain other customary provisions, including non-disparagement and cooperation covenants and a mutual release of claims. The Severance Agreement will become effective on August 6, 2007, which is seven days following the date on which the Severance Agreement was accepted by Mr. Gyenes.
     Effective August 1, 2007, Diane E. Klein, Vice President and Treasurer, was promoted to Vice President of Finance and has assumed the duties of the principal financial officer of the Company. Ms. Klein, 59, has served as Vice President and Treasurer since June, 2004. She joined Zila in August, 2003 as Director of Finance. Prior to joining the Company, Ms. Klein was Vice President-Finance for Bay Area Foods, Inc., and prior to that she held progressively responsible financial/accounting positions at Southwest Supermarkets, LLC, MegaFoods Stores, Inc. and the Circle K Corporation. She also was previously a senior manager in the audit practice of Arthur Andersen & Co. in Phoenix.
     Under the terms of the Employment Agreement, dated March 31, 2007, by and between Ms. Klein and the Company (the "Employment Agreement"), Ms. Klein will receive a base salary of $160,000 and is a participant in both the Company's Bonus Plan, under which she may receive a bonus at the discretion of the Compensation Committee (the "Committee") of the Company's Board of Directors, and the Company's 1997 Stock Award Plan, as amended and restated on September 20, 2004, under which she may receive equity awards at the discretion of the Committee. Ms. Klein also receives an automobile allowance of $700 per month and is able to participate in insurance and other benefits that are generally available to the Company's executive management team.
     According to the Employment Agreement, Ms. Klein is also entitled to receive certain payments in the event her employment is terminated following a change in control with respect to the Company, or her employment is terminated without cause. In the event Ms. Klein's employment is terminated following a change in control, Ms. Klein would receive compensation equal to 18 months of her base salary in effect on the date her employment is terminated, and an amount equal to the maximum cash bonus for which Ms. Klein was eligible during the 18 months following termination of her employment had her employment not been terminated. If Ms. Klein's employment is terminated without cause, she would receive severance payments equal to 18 months of her base salary in effect on the date her employment is terminated.
     A copy of the press release announcing these changes, including information concerning forward-looking statements and factors that may affect our future results, is filed as Exhibit 99.1 to this Current Report on Form 8-K and its contents are incorporated herein by this reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated August 1, 2007, entitled “Zila Announces CFO Management Change”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 1, 2007

ZILA, INC.

/s/	Gary V. Klinefelter

By:	Gary V. Klinefelter
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
99.1	Press release, dated August 1, 2007, entitled “Zila Announces CFO Management Change”